--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              QUALITY SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            ____________________________________________________________________

      2.    Aggregate number of securities to which transaction applies:

            ____________________________________________________________________

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            ____________________________________________________________________

      4.    Proposed maximum aggregate value of transaction:

            ____________________________________________________________________

      5.    Total fee paid:

            ____________________________________________________________________

|_|   Fees paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

--------------------------------------------------------------------------------

                          [LOGO] QUALITY SYSTEMS INC.
                       18191 Von Karman Avenue, Suite 450
                            Irvine, California 92612

                                   ----------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 24, 2003

To the Shareholders of Quality Systems, Inc.:

      The Annual Meeting of Shareholders of Quality Systems, Inc. (the "Company") will be held at Marriott Irvine, 18000 Von Karman Ave, Irvine, California , on September 24, 2003 at 1:00 P.M. Pacific Time, for the following purposes:

      1. To elect seven (7) persons to serve as directors of the Company until the next annual meeting. The nominees for election to the Board of Directors are named in the attached Proxy Statement, which is a part of this Notice.

      2. To ratify the appointment of Grant Thornton, LLP as independent public accountants of the Company for the fiscal year ending March 31, 2004.

      3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

      Only shareholders of record at the close of business on July 28, 2003, are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the Annual Meeting.

      All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, please sign the enclosed proxy and return it in the enclosed addressed envelope. Your promptness in returning the proxy will assist in the expeditious and orderly processing of the proxy and will assure that you are represented at the Annual Meeting. If you return your proxy card, you may nevertheless attend the Annual Meeting and vote your shares in person.

                                        By Order of the Board of Directors,

                                        QUALITY SYSTEMS, INC.


                                        /s/ Paul Holt
                                        Corporate Secretary

Irvine, California
July 28, 2003

                          [LOGO] QUALITY SYSTEMS INC.
                       18191 Von Karman Avenue, Suite 450
                            Irvine, California 92612

                                   ----------

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD SEPTEMBER 24, 2003

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                             SOLICITATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Quality Systems, Inc. (the "Company") for use at the Company's Annual Meeting of Shareholders to be held at Marriott Irvine, 18000 Von Karman Ave, Irvine, California , on September 24, 2003 at 1:00 P.M. Pacific Time, and at any and all adjournments thereof. All shares represented by each properly executed and unrevoked proxy received in advance of the Annual Meeting will be voted in the manner specified therein.

      Any shareholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by submitting prior to or at the Annual Meeting a later dated proxy executed by the person executing the prior proxy, or by attendance at the Annual Meeting and voting in person by the person executing the proxy.

      This proxy statement, the accompanying proxy card and the Company's Annual Report are being mailed to the Company's shareholders on or about August 8, 2003. The cost of soliciting proxies will be borne by the Company. The solicitation will be made by mail and expenses will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. Further solicitation of proxies may be made by telephone or oral communications with some shareholders. Such further solicitations would be made by the Company's regular employees who will not receive additional compensation for the solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

      Only holders of record of the 6,160,613 shares of the Company's Common Stock outstanding at the close of business on July 28, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A majority of the shares, represented in person or by proxy, will constitute a quorum for the transaction of business. All proxies delivered to the Company will be counted in determining the presence of a quorum, including those providing for abstention or withholding of authority and those delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters. The seven nominees for director receiving the highest number of affirmative votes will be elected; votes withheld and votes against a nominee have no practical effect. In matters other than election of directors, assuming that a quorum is present, the affirmative votes of a majority of the shares represented and voting at a meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) is required for approval; in such matters, abstentions and broker non-votes are not counted. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held of record on the record date, except that all shareholders have cumulative voting rights and in the event any shareholder gives notice at the Annual Meeting, prior to the voting, of an intention to cumulate his or her votes in the election of directors, then all shareholders entitled to vote at the Annual Meeting may cumulate their votes in the election of directors. Cumulative voting means that a shareholder has the right to give any one candidate whose name has been properly placed in nomination prior to the voting a number of votes equal to the number of directors to be elected multiplied by the number of shares such shareholder would otherwise be entitled to vote, or to distribute such votes on the same principle among as many nominees (up to the number of persons to be elected) as the shareholder may wish. The proxy being solicited by the Board of Directors confers discretionary authority to cumulate votes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of July 28, 2003 by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's current directors and nominees for director, (iii) each of the Named Executive Officers (as hereinafter defined), and (iv) all current directors and Named Executive Officers of the Company as a group:

                                                             Number of Shares of Common        Percent of Common Stock
Name of Beneficial Owner(1)                                 Stock Beneficially Owned(2)         Beneficially Owned(3)
---------------------------                                 ---------------------------         ---------------------
Janet Razin and Sheldon Razin                                         1,552,220                          25.07%
Ahmed Hussein                                                         1,151,900                          18.68%
Bjurman, Barry & Associates(5)                                          375,100                           6.09%
Lou Silverman                                                           131,765                           2.10%
Greg Flynn                                                               52,830                              *
Patrick Cline                                                            29,825                              *
Frank C. Meyer                                                           29,700                              *
Paul Holt                                                                 8,150                              *
Mohammed Tawfick El-Bardai                                                7,000                              *
Dale M. Hanson                                                            6,000                              *
William E. Small                                                          4,000                              *
Emad Zikry                                                                   --                             --
All directors and Named Executive Officers as a                       2,968,290                          46.59%
   group ( 11 persons, including those named above)(4)

----------
*     Less than 1%.

(1) Unless otherwise indicated, the address is c/o Quality Systems, Inc., 18191 Von Karman Avenue, Suite 450, Irvine, California 92612.

(2) Unless otherwise indicated, to the Company's knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3) Applicable percentage ownership is based on 6,160,613 shares of Common Stock outstanding as of July 28, 2003. Any securities not outstanding but subject to options exercisable as of July 28, 2003 or exercisable within 60 days after such date are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by the person holding such options but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(4) Includes shares of Common Stock subject to stock options which were exercisable as of July 28, 2003 or exercisable within 60 days after July 28, 2003, and are, respectively, as follows: Mr. Razin, 32,000 shares; Mr. Hussein, 4,500 shares; Mr. Silverman, 123,165 shares; Mr. Cline, 12,000 shares; Mr. Meyer, 4,500 shares; Mr. Hanson, 3,500 shares; Mr. Small, 4,000 shares; Mr. Flynn, 20,000 shares; Mr. Holt, 5,750; and all directors and Named Executive Officers as a group, 209,915 shares.

(5) As reflected in the Schedule 13F filed with the Securities and Exchange Commission on March 31, 2003. The address for Bjurman, Barry & Associates is 10100 Santa Monica Boulevard, Los Angeles, CA 90067.

                              ELECTION OF DIRECTORS

                                (Proposal No. 1)

      Directors are elected at each Annual Meeting of Shareholders and hold office until their respective successors are duly elected and qualified. The full Board of Directors consists of seven directors. Certain information with respect to the seven nominees who will be presented at the Annual Meeting by the Board of Directors for election as directors is set forth below. Although it is anticipated that each nominee will be available to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person as may be designated by the Company's Board of Directors.

      Unless the authority to vote for directors has been withheld in the proxy, the persons named in the enclosed proxy intend to vote at the Annual Meeting for the election of the nominees presented below. However, discretionary authority to cumulate votes represented by proxies and to cast such votes for any or all of the nominees named below is solicited by the Board of Directors because, in the event nominations are made in opposition to the nominees of the Board of Directors, it is the intention of the persons named in the enclosed proxy to cumulate votes represented by proxies in accordance with their best judgment for individual nominees in order to assure the election of as many of the nominees to the Board of Directors as possible.

      In the election of directors, assuming a quorum is present, the seven nominees receiving the highest number of votes cast at the meeting will be elected directors. As a result, proxies voted to "Withhold Authority" and broker non-votes will have no practical effect upon the election of directors, although proxies specifying "Withhold Authority" will be counted for purposes of determining whether a quorum is present, as will proxies delivered by brokers voting without beneficial owner instruction and exercising a non-vote on certain matters.

      YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

      Sheldon Razin (65) is the founder of the Company and has served as its Chairman of the Board of Directors since the Company's inception in 1974. He served as the Company's Chief Executive Officer from 1974 until April 2000. He also served as the Company's President from its inception through April 2000, except for the period from August 1990 to August 1991. Additionally, Mr. Razin served as Treasurer from the Company's inception until October 1982. Prior to founding the Company, he held various technical and managerial positions with Rockwell International Corporation and was a founder of the Company's predecessor, Quality Systems, a sole proprietorship engaged in the development of software for commercial and space applications and in management consulting work. Mr. Razin holds a B.S. degree in Mathematics from the Massachusetts Institute of Technology.

      Mohammed Tawfick El-Bardai (62) is, and has been since 1995, the Chief Executive Officer of National Telecommunications Corp. Mr. El-Bardai currently serves as a director of National Technology Group, Satellite Equipment Manufacturing Corp, Egyptian Space Communications Corp and EgyNet.

      Dale M. Hanson (60) is, and has been since 1994, the Chief Executive Officer of American Partners Consulting Group, a private investment firm. From 1987 to 1994, Mr. Hanson was the Chief Executive Officer of California Public Employees' Retirement System. Mr. Hanson is director of Man Glenwood Lexington, LLC and Man Glenwood Associates Portfolio, LLC.

      Ahmed Hussein (62) is, and has been since 1997, the Chairman of the Board of National Investment Company, Cairo, Egypt. Mr. Hussein founded National Investment Company in 1996 and has served as a member of its Board of Directors since its inception. Prior to such time, Mr. Hussein served as Senior Vice President of Dean Witter from 1993 to 1996. Mr. Hussein is a director of the following publicly held Egyptian companies: Nasr City Co., Simo Paper Co. and Nobria Agriculture.

      Frank C. Meyer (59) is, and has been since 1988, President of Glenwood Holdings (previously, Glenwood Investment Corporation, which Mr. Meyer co-founded in 1988), a firm which oversees several funds with total assets under management in excess of $4.5 billion and which acts as a venture capital firm with prospective money managers who desire to start hedge funds. Mr. Meyer also served as Chairman of Centurion Trust Company, a trust company that provides custodial services to investors holding portfolios of mutual funds. Mr. Meyer holds an MBA from the University of Chicago. Mr. Meyer is director of Man Glenwood Lexington, LLC and Man Glenwood Associates Portfolio, LLC.

      William E. Small (61) is, and has been since 1996, an independent management consultant providing merger and acquisition advice as well as strategic planning to high technology, information and financial services companies. Mr. Small was Executive Vice President of First Data Investor Services Group from 1993 to 1996, a firm with $300 million in annual revenues which provides services to the mutual fund industry. Previously, Mr. Small served in a variety of senior management roles with companies involved in computer systems consulting and banking and investment activities, including President and Chief Executive Officer of Mellon Financial Services Group. Mr. Small has a B.S. in Electrical Engineering from the United States Naval Academy and an M.S. in Management from the Sloan School at the Massachusetts Institute of Technology.

      Emad A. Zikry (53) is, and has been since 1994, President and Chief Executive Officer of ARM Capital Advisors, LLC. Prior to such time, Mr. Zikry was President and Chief Executive Officer of Kleinwort Benson Investment Management Americas, Inc. Mr. Zikry is a director of the Pacific Institute and the Park Avenue Bank. Mr. Zikry served as a director of the Company from September 17, 1999 until May 30, 2003.

                                LEGAL PROCEEDINGS

      On April 22, 1997, a purported class action entitled JOHN P. CAVENY v. QUALITY SYSTEMS, INC., ET AL. was filed in the Superior Court of the State of California for the County of Orange, in which Mr. Caveny, on behalf of himself and all others who purchased the Company's Common Stock between June 26, 1995 and July 3, 1996, alleges that the Company, and Sheldon Razin, Robert J. Beck, Gregory S. Flynn, Abe C. LaLande, Donn Neufeld, Irma G. Carmona, John A. Bowers, Graeme H. Frehner, and Gordon L. Setran (all of the foregoing individuals were either officers, directors or both during the period from June 26, 1995 through July 3, 1996), as well as other defendants not affiliated with the Company, violated California Corporations Code Sections 25400 and 25500, California Civil Code Sections 1709 and 1710, and California Business and Professions Code Sections 17200 et. seq., by issuing positive statements about the Company that allegedly were knowingly false, in part, in order to assist the Company and the individual defendants in selling Common Stock at an inflated price in the Company's March 5, 1996 public offering and at other points during the class period. The complaint seeks compensatory and punitive damages in unspecified amounts, disgorgement, declaratory and injunctive relief, and attorneys' fees.

      On May 14, 1997, a second purported class action entitled WENDY WOO v. QUALITY SYSTEMS, INC., ET AL. was filed in the same court, essentially repeating the allegations in the Caveny lawsuit and seeking identical relief. This action was for all purposes consolidated with the Caveny action.

      On July 1, 1997, a third purported class action entitled WADE CHENEY v. QUALITY SYSTEMS, INC., ET AL. was filed in the United States District Court, repeating essentially the same factual allegations as the April 22, 1997 suit and purporting to state claims under the Federal securities laws. By court order dated August 13, 1997, this action was stayed temporarily and the Court reserved jurisdiction to lift the stay after all matters are final in the class action filed on April 22, 1997. On August 15, 1997 the case was removed from the Court's active caseload.

      On March 27, 2001, the court approved a notice of class certification to be mailed to shareholders who are potential class members. Between April 9, 2001 and May 9, 2001, class notice was mailed to potential class members. Six class members opted out of the class, and their requests were filed with the Court.

      On November 18, 2002, the parties reached an agreement to settle the consolidated action. On January 6, 2003, the parties entered into a Stipulation of Settlement whereby in consideration of a cash payment to the class fully funded by the Company's directors and officers liability insurance, all members of the class released all defendants from any and all claims that the class members had or may have had relating to the purchase of the Company's securities during the class period or based on any facts or events that were or could have been asserted against the defendants in this action or in the companion Cheney action referenced above. The settlement agreement expressly provides that the Company and the named defendants do not admit, and continue to deny, any and all allegations of wrongdoing.

      On January 14, 2003, the court granted preliminary approval of the settlement, and approved a notice of the settlement that was mailed to shareholders who were potential class members. Two additional class members opted out of the settlement, and their requests were filed with the Court. On April 14, 2003, the class action settlement was approved by the Court and an Order and Final Judgment was entered dismissing the entire action with prejudice.

      The releases given by the settling class in the Caveny action expressly released all defendants from any and all claims that were or could have been alleged in the Cheney action.

      The Company is a party to various other legal proceedings incidental to its business, none of which are considered by the Company to be material.

                 BOARD OF DIRECTORS MEETINGS AND RELATED MATTERS

      The By-laws of the corporation require that at least three-quarters of the members of the board of directors shall be independent. For purposes of any action by the board, at least one-half of the directors present and eligible to vote must be independent. An independent director means a person who::

      (a) has never been an employee of the Company or any of its subsidiaries.

      (b) provides no services to the Company or to the Chief Executive Officer or senior management of the Company as an advisor, consultant or otherwise.

      (c) is not employed by an entity which provides services to the Company or to the Chief Executive Officer or senior management of the Company as an adviser, consultant or otherwise.

      (d) is not affiliated with a significant customer or supplier of the Company ("significant" means more than 1% of annual sales).

      (e) has not had, during the past two years, any interest in any significant transaction, or any business or financial relationship, with the Company or an affiliate of the Company (other than service as a director) for which the Company has been required to make disclosure under Regulation S-K of the Securities and Exchange Commission.

      (f) is not a relative of an executive officer or director of the Company.

      (g) receives no compensation from the Company other than director's fees.

      (h) does not personally receive and is not an employee, director, or trustee of a foundation, university, or other institution that receives grants or endowments from the Company that are material to the Company or to either the recipient and/or the foundation, university or institution.

      (i) is not employed by an entity of which (i) an executive officer of the Company serves as a director or trustee, or (ii) a director of the Company serves in a senior executive capacity.

      During the fiscal year ended March 31, 2003, the Board of Directors held ten meetings and there were two actions by unanimous written consent. No director attended less than 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees of the Board of Directors upon which he served except that Mr. Zikry attended six of the twelve Audit Committee meetings and two of four Compensation Committee meetings. On May 30, 2003, Emad Zikry resigned from the Board effective on that date. Mr. Zikry subsequently notified the nominating committee of his interest in being nominated to the Board for the next fiscal year. The nominating committee and the Board approved of his nomination for election to the Board. If elected to the Board, it is anticipated that Mr. Zikry shall receive 3,500 options to purchase the Company's common stock under the Company's 1998 Stock Option Plan. These options shall vest immediately upon grant and shall have an exercise price of $7.00 per share.

            During the fiscal year ended March 31, 2003, each member of the Company's Board of Directors received correspondence from Mr. Hussein and his counsel concerning issues related to the position of Lead Director and the Company's four standing Board committees. In particular, Mr. Hussein has objected to: (i) the election of Mr. Hanson, an independent director, as Lead Director succeeding Mr. Hussein, (ii) the size and composition of the Board's four standing committees and (iii) committee governance and functionality issues. Mr. Hussein's objections generally originate from actions taken at the Company's organizational meeting on August 29, 2002, wherein the Company's independent directors elected a new Lead Director to replace Mr. Hussein and the composition of the standing Board committees was altered. From September 1999 until August 29, 2002, Mr. Hussein served as Chairman of each of the Board's committees and as Lead Director.

      A majority of the Company's Board members disagree with Mr. Hussein's assertions. The Lead Director position has been filled by a duly elected independent director and the Board's standing committees are each composed entirely of independent directors in accordance with the Company's Corporate Governance provisions. In addition, applicable Board committee matters and recommendations are referred to the Company's Board of Directors for final action as appropriate in concert with applicable laws and bylaws.

      The Board of Directors has an Audit Committee which consists of Messrs. Hanson, Meyer and Mr. Small. During the past fiscal year and until May 30, 2003, the Audit Committee consisted of Messrs. Hanson, Meyer and Zikry. Mr. Small was appointed to the Audit Committee to fill the vacancy created upon the resignation of Mr. Zikry on May 30, 2003 The Audit Committee is comprised entirely of non-employee, independent directors and operates under a written charter adopted by the Board of Directors. The duties of the Audit Committee include meeting with the independent public accountants of the Company to review the scope of the annual audit and to review the quarterly and annual financial statements of the Company before the statements are released to the Company's shareholders. The Audit Committee also evaluates the independent public accountants' performance and makes recommendations to the Board of Directors as to whether the independent public accounting firm should be retained by the Company for the ensuing fiscal year. In addition, the Audit Committee reviews the Company's internal accounting and financial controls and reporting systems practices. During the fiscal year ended March 31, 2003, the Audit Committee held twelve meetings. Mr. Zikry failed to attend the last six audit committee meetings held during the fiscal year. During this period, the Audit Committee continued to treat Mr. Zikry as though he were one of its members and received no contrary indication from him concerning his membership. Mr. Small subsequently filled the vacancy caused when Mr. Zikry resigned from the Board of Directors.

      The Board of Directors has a Nominating Committee which consists of Messrs. Meyer and Small. The Nominating Committee is responsible for identifying, recommending and nominating candidates to the Board of Directors and is composed entirely of independent directors. The Nominating Committee will consider candidate nominees for election as director who are recommended by shareholders. Recommendations should be sent to the Secretary of the Company and should include the candidate's name and qualifications and a statement from the candidate that he or she consents to being named in the Proxy Statement and will serve as a director if elected. In order for any candidate to be considered by the Nominating Committee and, if nominated, to be included in the Proxy Statement, such recommendation must be received by the Secretary on or before the March 31st preceding the annual meeting at which directors will be elected by the shareholders. During the fiscal year ended March 31, 2003 the Nominating Committee held one meeting.

      The Board of Directors has a Compensation Committee which consists of Messrs. Hanson, and Small. During the past fiscal year and until May 30, 2003, the Compensation Committee consisted of Messrs. Hanson, Small and Zikry. The Compensation Committee is composed entirely of independent directors, and is responsible for (i) ensuring that senior management will be accountable to the Board through the effective application of compensation policies and (ii) monitoring the effectiveness of both senior management and the Board (including committees thereof). The Compensation Committee establishes compensation policies applicable to the Company's executive officers. During the fiscal year ended March 31, 2003, the Compensation Committee held four meetings.

      The Board of Directors has a Transaction Committee which consists of Messrs. Hanson, and Small. The Transaction Committee is responsible for considering and making recommendations to the Company's Board of Directors with respect to all proposals involving (i) a change in control of the Company or
(ii) the purchase or sale of assets constituting more than 10% of the Company's total assets. The Transaction Committee has two members, all of whom are current members of the Company's Board of Directors and all of whom must be independent directors. During the fiscal year ended March 31, 2003, the Transaction Committee held two meetings.

      If at any time the Chairman of the Board shall be an executive officer of the Company, or for any other reason shall not be an independent director, a non-executive Lead Director ("Lead Director") shall be selected by the independent directors. The Lead Director shall be one of the independent directors, shall be a member of the Audit Committee and of the Executive Committee, if there is such a committee, and shall be responsible for coordinating the activities of the independent directors. He shall assist the Board in assuring compliance with the Company's corporate governance procedures and policies, and shall coordinate, develop the agenda for, and moderate executive sessions of the Board's independent directors. Such executive sessions shall be held immediately following each regular meeting of the Board, and may be held at other times as designated by the Lead Director. The Lead Director shall approve, in consultation with the other Independent Directors, the retention of consultants who report directly to the Board. If at any time the Chairman of the Board is one of the independent directors, then he or she shall perform the duties of the Lead Director. Between April 1, 2002 and August 28, 2002 Ahmed Hussein served as Lead Director. From August 29, 2002 through March 31, 2003 Dale Hanson served as Lead Director.

      The independent directors have organized an Executive Committee, which consists of all of the independent directors, Messrs. El-Bardai, Hanson, Hussein, Meyer, and Small. During the fiscal year ended March 31, 2003, the Executive Committee held four meetings. The Executive Committee handles certain matters as may be directed by the Board of Directors from time to time.

      Directors of the Company who are also employees of the Company are not compensated for their services as directors or committee members. Directors of the Company who are not also employees receive a fee of $2,500 per year for serving on the Board of Directors. Directors who serve on a committee of the Board of Directors receive an additional annual fee of $1,000 and a fee of $250 for each committee meeting attended, together with reasonable expenses of attendance at committee meetings.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      No director or executive officer of the Company serves as an officer, director or member of a compensation committee of any other entity for which an executive officer or director thereof is also a member of the Company's Board of Directors

                       COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain compensation information for the three fiscal years ended March 31, 2003, 2002 and 2001, respectively, by the Chief Executive Officer and the other highest paid executive officers of the Company (up to four) serving as such at the end of the 2003 fiscal year whose aggregate total annual salary and bonus for such year exceeded $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

-------------------------------------------------------------------------------------------------------------------
                                                                                 Long Term
                                                                               Compensation
                                                                                  Awards
                                                                               ------------
                                                                                Securities
                                                                                Underlying           All Other
    Name and Principal Position           Year      Salary ($)   Bonus ($)        Options       Compensation ($)(1)
-------------------------------------------------------------------------------------------------------------------
Lou Silverman                             2003      262,937       103,602              --              2,000
   Chief Executive Officer and            2002      251,947        25,000          59,940              2.000
   President                              2001      153,643(2)         --         124,260              1,536
-------------------------------------------------------------------------------------------------------------------
Patrick Cline                             2003      243,287       118,250              --              2,000
   President, NextGen Healthcare          2002      231,413        74,063           8,000              2,000
   Information Systems Division           2001      225,589        56,125              --              2,000
-------------------------------------------------------------------------------------------------------------------
Greg Flynn                                2003      180,000            --              --              1,800
   Executive Vice President,              2002      180,000            --              --              1,800
   General Manager of QSI Division        2001      180,000            --              --              1,951
-------------------------------------------------------------------------------------------------------------------
Paul Holt                                 2003      101,438        27,250              --              1,197
   Chief Financial Officer                2002       97,500        12,000              --              1,035
                                          2001       95,822            --           6,000                958
-------------------------------------------------------------------------------------------------------------------

                             Option /SAR Information

The following table provides information on option exercises in fiscal 2003 by the Named Executive Officers and unexercised options held by each of them at the close of such fiscal year. No Named

----------
(1) This column reflects amounts attributable to Company contributions to the Company's Deferred Compensation Plan.

(2)   Mr. Silverman joined the Company in August 2000.

Executive Officer exercised any stock appreciation rights during fiscal 2003 or held any stock appreciation rights at the end of such fiscal year. The value of unexcercised in the money options was calculated using the closing share price on the last trading day of the fiscal year ($25.51).

-----------------------------------------------------------------------------------------------------------
    Name             Shares         Value          Number of Securities            Value of Unexercised
                  Acquired on    Realized ($)     Underlying Unexercised         In-the-Money Options at
                  Exercise (#)                 Options at March 31, 2003(#)        Fiscal Year-End ($)
                                               ----------------------------   -----------------------------
                                               Exercisable   Unexercisable    Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------
Lou Silverman           --              --        77,115        107,085        1,291,041        1,666,265
-----------------------------------------------------------------------------------------------------------
Patrick Cline           --              --         7,000         11,000          124,840          181,920
-----------------------------------------------------------------------------------------------------------
Greg Flynn           5,100          45,836        15,000          5,000          288,900           96,300
-----------------------------------------------------------------------------------------------------------
Paul Holt               --              --         4,500          3,500           76,795           60,660
-----------------------------------------------------------------------------------------------------------

                      Equity Compensation Plan Information

      The following table sets forth information about the Company's common stock that may be issued upon the exercise of options under all of our equity compensation plans as of March 31, 2003.

-----------------------------------------------------------------------------------------------------------------------
          Plan Category             Number of securities to be     Weighted-average      Number of securities remaining
                                     issued upon exercise of      exercise price of      available for future issuance
                                       outstanding options,      outstanding options,      under equity compensation
                                       warrants and rights       warrants and rights      plans (excluding securities
                                               (a)                       (b)                 reflected in column a)
                                                                                                       (c)
-----------------------------------------------------------------------------------------------------------------------
Equity compensation plans                    448,077                    $8.74                        576,300
approved by security holders (1)(2)
-----------------------------------------------------------------------------------------------------------------------
Equity compensation plans not                      0                      --                               0
approved by security holders
-----------------------------------------------------------------------------------------------------------------------
Total                                        448,077                    $8.74                        576,300
-----------------------------------------------------------------------------------------------------------------------

             Employment Contracts and Change in Control Arrangements

      Mr. Silverman has an Employment Agreement ("Agreement") with the Company which details the terms of his employment as the Company's Chief Executive Officer. The Agreement granted Mr. Silverman a total of 124,260 options which vest equally over a four year period commencing with the effective date of the Agreement (July 20, 2000). Additionally, on July 20, 2001 he received an additional 59,940 options per his agreement. Mr. Silverman is eligible for a cash bonus of up to 50% of his annual base compensation based on performance goals established jointly between himself and the Board of Directors.

      Mr. Silverman's employment may be terminated for any reason by himself or the Company upon 60 days written notice. Should Mr. Silverman terminate his employment due to the Company's breach of the Agreement he will be entitled to
(i) a lump sum payment equal to six months base compensation; and (ii) immediate vesting of 25% of all unvested stock options. Should Mr. Silverman's employment be terminated without cause or by himself for good reason, he will be entitled to (i) unpaid base compensation and vacation earned and accrued through his date of termination plus a lump sum equal to six months base compensation, (ii) any other performance bonus earned and not paid, and (iii) immediate vesting of an additional 25% of all granted but unvested stock options. Should Mr. Silverman's employment be terminated due to a "change of control" he will be entitled to (i) unpaid base compensation and vacation earned plus a lump sum payment equal to six months base compensation; (ii) any performance bonus earned but not paid; and (iii) immediate vesting of all unvested options. A "change of control" is defined as the earliest occurrence of any of the following events: the direct or indirect sale, lease, exchange or other transfer of 35% of more of the total assets of the Company, the merger or consolidation of the Company with another company with the effect that the shareholders of the Company immediately prior to the merger hold less than 51% of the combined voting power of the then outstanding securities of the surviving company; the replacement of a majority of the Company's Directors without the approval of the Board of Directors; the purchase of 25% or more of the combined voting power of the outstanding securities of the Company with the exception of the purchase of securities by Ahmed Hussein or Sheldon Razin of shares owned by either Sheldon Razin or Ahmed Hussein. The Agreement also grants immediate vesting of all unvested options should a change of control occur whether or not Mr. Silverman's employment is terminated.

      For options other than those discussed above, the Board of Directors, as the administrator of the Company's 1989 Stock Option Plan and 1998 Stock Option Plan, has the discretion to accelerate any outstanding options held by the Named Executive Officers and employees in the event of an acquisition of the Company by a merger or asset sale in which the outstanding options under each such plan are not to be assumed by the successor corporation or substituted with options to purchase shares of such corporation.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

      The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

                             Compensation Philosophy

      The goals of the compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executive officers is based on the same four principles applicable to compensation decisions for all employees of the Company:

      o The Company pays competitively. The Company is committed to providing a pay program that helps attract and retain highly qualified people in the industry.

      o The Company pays for relative sustained performance. Executive officers are rewarded based upon corporate performance, business unit performance and individual performance. Corporate performance and business unit performance are evaluated by the Board of Directors (in the case of the Chief Executive Officer) and by the Chief Executive Officer (in the case of all other executive officers) by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit, performance relative to competitors and timely new product introductions. Individual performance is evaluated by quantitatively and qualitatively reviewing organizational and management development progress against set objectives and the degree to which teamwork and Company values are fostered.

      o The Company believes that employees should understand the performance evaluation and pay administration process. The process of assessing performance is as follows:

            1. At the beginning of the performance cycle, the Chief Executive Officer or other evaluating manager sets objectives and key goals.

            2. The evaluating manager gives the employee ongoing feedback on performance.

            3. At the end of the performance cycle, the manager objectively and subjectively evaluates the accomplishment of objectives/key goals.

            4. The evaluating manager communicates evaluation results to the employee.

            5. The evaluation affects decisions on salary and, if applicable, bonus and, if applicable, stock options.

                              Compensation Vehicles

      The Company has historically used a compensation program that consists of multiple elements these elements include some or all of the following:

      o Salary. The Company sets base salary for its employees at levels required to attract, retain, and motivate highly talented individuals at all levels in the organization.

      o Bonus. The Company utilizes incentive compensation plans for selected employees to reward achievement of key objectives and goals.

      o Stock Options. If/when utilized, stock options can be utilized to provide additional incentives to selected employees to work to maximize shareholder value. Any stock option grants are made by the Board of Directors. If granted, stock options generally are granted with an exercise price equal to the fair market value of the underlying Common Stock on the date of grant and vest in equal annual installments over a four-year period.

                    BOARD OF DIRECTORS COMPENSATION COMMITTEE

                           Dale Hanson   William Small

                             AUDIT COMMITTEE REPORT

      The Audit Committee reports to and acts on behalf of the Board of Directors in providing oversight to the financial management, independent auditors, and financial reporting procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those statements. In this context, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2003 Annual Report on Form 10-K with management and the independent auditors.

      The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 ("Communication with Audit Committees"), as amended. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed with the independent auditors their independence. In concluding that the auditors are independent, the Committee considered, among other factors, whether the non-audit services provided by Grant Thornton, LLP were compatible with maintaining their independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 31, 2003, for filing with the Securities and Exchange Commission.

      The Audit Committee has recommended the appointment of Grant Thornton, LLP to serve as the Company's independent auditors for the year ended March 31, 2004, subject to shareholder ratification.

                                 AUDIT COMMITTEE

              Dale Hanson, Chairman    Frank Meyer    William Small

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the directors and officers of the Company and any person who owns more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC") and the NASDAQ National Market. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all forms they file in accordance with Section 16(a).

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended March 31, 2003, its officers, directors and greater than 10% shareholders complied with all filing requirements applicable to such persons.

                        FIVE-YEAR PERFORMANCE COMPARISON

      The following graph compares the cumulative total returns of the Company's Common Stock, the Total Return Index for The NASDAQ Stock Market, and the NASDAQ Computer & Data Processing Services Stock Index over the five-year period ended March 31, 2003 assuming $100 was invested on April 1, 1998 with all dividends, if any, reinvested.

                 [EDGAR PRESENTATION OF STOCK PERFORMANCE DATA]

                                     ---------------------------------------------------
                                                      Fiscal year ended
----------------------------------------------------------------------------------------
                                       1999       2000       2001       2002       2003
----------------------------------------------------------------------------------------
Quality Systems, Inc.                $ 50.42    $205.04    $147.90    $204.77    $342.99
----------------------------------------------------------------------------------------
NASDAQ Stock Market (U.S.)           $135.08    $250.99    $100.60    $101.32    $ 74.37
----------------------------------------------------------------------------------------
NASDAQ Computer & Data Processing    $162.85    $293.39    $ 99.73    $101.58    $ 73.96
----------------------------------------------------------------------------------------

           $100 invested on April 1, 1998 in stock or index including reinvestment of dividends.

      The last trade price of the Company's Common Stock on each of March 31, 1999, 2000, 2001,2002 and 2003 was published by The Nasdaq Stock Market and, accordingly for the periods ended March 31, 1999, 2000, 2001,2002 and 2003, the reported last trade price was utilized to compute the total cumulative return for the Company's Common Stock for the respective periods then ended.

                              CERTAIN TRANSACTIONS

      David Razin, who is Vice President Business Development of the Company, is the son of Sheldon Razin. The Company paid David Razin $155,000 in salary during the fiscal year ended March 31, 2003.

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                (Proposal No. 2)

      The Board of Directors has appointed the firm of Grant Thornton, LLP ("Grant Thornton") as its independent public accountants for the fiscal year ended March 31, 2004, subject to ratification by the holders of a majority of the shares represented either in person or proxy at the Annual Meeting. In the event that the shareholders do not ratify the selection of Grant Thornton as the Company's independent public accountants, the selection of another independent public accounting firm will be considered by the Board of Directors.

      Representatives of Grant Thornton are expected to attend the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton also will have the opportunity to make a formal statement, if they so desire.

      On July 5, 2001, the Company dismissed Deloitte & Touche as its independent accountant. The report of Deloitte & Touche on the Company's financial statements for the fiscal year ended March 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

      The Audit Committee's decision to change accountants was approved by the Company's Board of Directors. In connection with its audits for the fiscal year ended March 31, 2001, and through July 5, 2001, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal year ended March 31, 2001, and through July 5, 2001, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). Deloitte & Touche furnished the Company with a letter addressed to the SEC stating it agrees with the above statements. The Board of Directors approved the engagement of Grant Thornton as its new independent accountant for the fiscal year ending March 31, 2002 to replace Deloitte & Touche. During the fiscal year ended March 31, 2001, and through July 5, 2001, the Company had not consulted with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-

K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company authorized Deloitte & Touche to respond fully to any inquiries from Grant Thornton relating to its engagement as Company's independent accountant.

                                 ACCOUNTING FEES

      Aggregate fees billed to the Company by Grant Thornton, LLP for the year ended March 31, 2003 are as follows:

      Audit fees ......................................................    $245,000

      Financial information systems design and implementation fees ....    $      0

      All other fees ..................................................    $ 83,000(a)

      (a) Includes fees for tax consulting, tax return preparation, and other non-audit services.

                                  ANNUAL REPORT

      The Company's Annual Report containing audited financial statements for the fiscal years ended March 31, 2003 and 2002 accompanies this Proxy Statement. Such report is not incorporated herein and is not deemed to be a part of this proxy solicitation material.

                            PROPOSALS OF SHAREHOLDERS

      Pursuant to Rule 14a-8 of the Securities and Exchange Commission, proposals by shareholders which are intended for inclusion in the Company's proxy statement and proxy and to be presented at the Company's next Annual Meeting must be received by the Company by March 26, 2004, in order to be considered for inclusion in the Company's proxy materials. Such proposals should be addressed to the Company's Secretary and may be included in next year's proxy materials if they comply with certain rules and regulations of the Securities and Exchange Commission governing shareholder proposals. For all other proposals by shareholders (including nominees for director) to be timely, a Shareholders' Notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than sixty days nor more than one hundred twenty days prior to the scheduled Annual Meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than seventy days notice or a prior public disclosure of the date of the scheduled Annual Meeting is given or made, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled Annual Meeting was mailed or the day on which such public disclosure was made. The Shareholder Notice must also comply with certain other requirements set forth in the Company's Bylaws, a copy of which may be obtained by written request delivered to the Company's Secretary.

                                  OTHER MATTERS

      The Board of Directors knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented properly for action at the Annual Meeting or at any adjournment thereof, it is intended that the proxy will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holder.

                                        By Order of the Board of Directors,

                                        QUALITY SYSTEMS, INC.


                                        /s/ Paul Holt
                                        Corporate Secretary

Irvine, California
July 28, 2003

SHAREHOLDERS MAY OBTAIN FREE OF CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2003, (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY WRITING TO: INVESTOR RELATIONS, QUALITY SYSTEMS, INC., 18191 VON KARMAN AVENUE, SUITE 450, IRVINE, CALIFORNIA 92612 OR CALL (949) 255-2600.